CON EDISON STATEMENT TO INVESTORS ON IMPACT OF WORLD TRADE CENTER ATTACK


The tragic events of September 11 have saddened all of us at Con Edison. Our thoughts and prayers are with the victims and their families.

We are providing the following information in response to questions by investors.

Since the attack on the World Trade Center on September 11, Con Edison forces have been working around the clock as part of an enormous team effort of government forces, volunteers, contractors and suppliers to aid in the rescue and recovery efforts and to restore basic services to the affected areas as quickly as possible.

Our immediate efforts are focused on restoring electric, gas and steam service to the lower Manhattan customers who are looking to resume operations. We are using temporary measures to restore service where practicable, including mobile generators and above ground electric distribution lines. This effort, which has led to restoration of some service already, is expected to be concluded by the end of the week. It will be followed in the longer term by the rebuilding of those parts of our delivery systems damaged by the attack. Most of the short-term and long-term restoration work is capital in nature.

A number of buildings have been destroyed or severely damaged. The electric peak of these buildings totaled approximately 140 MWs, which was about 1.1% of Con Edison's peak delivery load this past summer. Annual net after-tax revenues for electric, gas and steam services to the buildings were approximately $15 million. Some of this energy need is expected to move to other parts of New York City as the tenants in these buildings relocate operations.

The response of our region's residents and businesses and of City, State and Federal officials to this enormous tragedy confirms our belief that the spirit and the economic health of the City are strong and resilient and that the economic effects of the September 11 attack will be limited in scope and duration.


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This statement includes  forward-looking  statements of future  expectations and not facts. Words such as "expects," "belief" and "anticipates" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as those discussed under the caption "Forward-Looking Statements" in Item 7 of Consolidated Edison's Form 10-K.